EXHIBIT 99.1

For Immediate Release

Flight Safety Announces Licensing of Technology from
University of Tennessee Research Foundation

Mystic, CT (August 11, 2008) Flight Safety Technologies, Inc. (AMEX:FLT) announced today that on August 7, 2008, it executed a letter of intent with the University of Tennessee Research Foundation (UTRF) for the licensing of patent rights related to atmospheric glow plasma technology. The agreement provides for exclusive worldwide rights to commercialize the technology in all but a few fields of use. The letter of intent provides for an initial license fee payable in common stock of the company with a value based on the average of the stock's closing price for the 20 days previous to the execution of the license agreement and minimum annual royalty payments starting in year two. Additionally, in a related transaction, the company has purchased the assets of the previous licensee of this technology, Atmospheric Glow Technologies, Inc. (AGT). These assets include essential instrument prototypes, engineering drawings, test equipment and a variety of facility related assets. The payment for the assets is $125,000 cash and $200,000 payable in common stock of the company with a value based on the average of the stock's closing price between August 7, 2008 and the closing date. The closing of the licensing transaction is subject to the completion and execution of a formal license agreement with UTRF, which is expected to be signed on or before August 31, 2008.

In connection with the licensing transaction, the company also intends to lease space in Knoxville, Tennessee for development of products under the license and hire several key employees of the prior licensee. To develop products under the licensed technology and bring products to market, the company expects it will require approximately $2.5 million of new working capital which it expects to obtain through a private placement of its securities. There can be no guaranty or assurance whether or when the company will succeed in bringing any products to market, the revenue or profits generated by such products, or the overall financial impact of this initiative on the company and the value of its common stock.

Joe Luca, Flight Safety's Chairman commented, "Over the course of the past year, Flight Safety Technologies has been considering various strategies to grow the company. Our current research and development technologies continue to suffer from a lack of continued government or private third party funding. Lack of funding has had an adverse impact on our ability to develop our current aviation and security related technologies. To address this situation, our board of directors has undertaken an effort to identify potential diversifying, technology-based acquisitions that we believe will reduce our current reliance on our current technologies, enhance our shareholders' value, and provide better opportunity for profitable operations in the near term. We believe the licensing of patent rights from UTRF and acquisition of key assets from Atmospheric Glow Technologies for this exciting technology is a significant step in our growth strategy. AGT has worked hard for a number of years in developing this technology to the point where we believe several products can be commercialized and released to the market within the first year or two."

Luca also added, "We're also very excited about our new relationship with UTRF. We appreciate the quality of technical capability that resides at the University, and look forward to continuing and expanding upon this relationship in the future."

The licensed technology was developed at the University of Tennessee (UT). Atmospheric glow discharge plasma is a breakthrough technology that produces tailored plasma chemistry for a wide range of applications, such as air purification, materials processing, decontamination, sterilization, and many others. The company believes that these applications can create market opportunities that cover Homeland Security, health care, process control, and environmental protection, remediation and control.

The University of Tennessee Research Foundation is chartered with managing all intellectual property developed at UT. According to Fred Tompkins, President and CEO of UTRF, "One of our key objectives is to find quality partners that have the capability and experience to successfully commercialize technology developed at the University of Tennessee. We're excited to work with Flight Safety Technologies to turn our plasma technologies into products and services that will benefit both our region and society, as a whole."

The company also announced that new senior management will manage the newly acquired technology. The Board of Directors has elected Kenneth Wood to be CEO and Richard Rosenfeld to be CFO/VP Operations upon completion of the transaction to manage the new line of business and oversee the overall growth plan for FST, due to their experience in growing early stage technology companies. Mr. Wood and Mr. Rosenfeld were the president and CFO/VP Operations, respectively for Barringer Technologies, Inc, a NASDAQ technology company, which grew from $500K in sales to $160M at the time they left the company after it sold to an international conglomerate in 2001. Mr. Wood was on the Board of FST from 2003 through November 2007 and has a solid understanding of FST's core aviation and security technologies.

The current FST management team will continue to pursue FST's aviation and security related technologies. According to Luca, the company is pursuing various arrangements to fund the development of those technologies, while also taking actions to reduce expenses. The company has submitted a detailed unsolicited proposal to the FAA for funding further development and testing of its AWSM™ system and is awaiting a response. The company also has had and is pursuing discussions with potential corporate partners to explore their interest in developing the company's UNICORN™ and TIICM™ technologies. There can be no assurance as to whether, when or on what terms any of these efforts will be achieved or the outcome of any such future development.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the limited resources of the company and availability of capital to fund operations and research and development, whether the government will implement a wake vortex avoidance system at all or with the inclusion of a SOCRATES® wake vortex sensor or AWSM™ technology, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and should be considered forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:

William B. Cotton
Chief Executive Officer
Flight Safety Technologies, Inc.
(860) 245-0191